Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

ELDRIDGE DIVERSIFIED CREDIT INTERVAL FUND

This Certificate of Trust of Eldridge Diversified Credit Interval Fund (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is Eldridge Diversified Credit Interval Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, DE 19803. The name of the Trust’s registered agent at such address is United Agent Group Inc.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Robert Ott
Name:	Robert Ott
Title:	Trustee